EXHIBIT 12


                                ASHLAND INC.
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                 AND EARNINGS TO COMBINED FIXED CHARGES AND
                         PREFERRED STOCK DIVIDENDS
                               (In millions)

                                                                           Years Ended September 30
                                                         -------------------------------------------------------------
                                                           1992         1993        1994         1995         1996
                                                         ----------   ----------  ----------   ----------   ----------
EARNINGS

Net income (loss)                                        $   (336)    $    142    $    197     $     24     $    211
Cumulative effect of accounting changes                       268            -           -            -            -
Minority interest in earnings of subsidiaries                   -            -           -           23            8
Income taxes                                                  (90)          58          75          (13)          92
Interest expense                                              132          124         119          174          172
Interest portion of rental expense                             34           35          38           45           53
Amortization of deferred debt expense                           1            2           1            1            1
Undistributed earnings of unconsolidated affiliates           (22)         (12)        (14)           6          (17)
Amounts related to significant affiliates*
    Earnings                                                   30           (2)         27           16           36
    Dividends                                                  (4)          (4)          -           (4)           -
                                                         ----------   ----------  ----------   ----------   ----------
                                                         $     13     $    343    $    443     $    272     $    556
                                                         ==========   ==========  ==========   ==========   ==========

FIXED CHARGES

Interest expense                                         $    132     $    124    $    119     $    174     $    172
Interest portion of rental expense                             34           35          38           45           53
Amortization of deferred debt expense                           1            2           1            1            1
Capitalized interest                                            3            9           -            -            1
Fixed charges of significant affiliates*                       17           16          18           20           17
                                                         ----------   ----------  ----------   ----------   ----------
                                                         $    187     $    186    $    176     $    240     $    244
                                                         ==========   ==========  ==========   ==========   ==========

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


Preferred dividend requirements                          $      -     $      6    $     19     $     19     $     19
Ratio of pretax to net income**                                 -         1.41        1.38          .72         1.42
                                                         ----------   ----------  ----------   ----------   ----------
Preferred dividends on a pretax basis                           -            9          26           14           27
Fixed charges                                                 187          186         176          240          244
                                                         ----------   ----------  ----------   ----------   ----------
                                                         $    187     $    195    $    202     $    254     $    271
                                                         ==========   ==========  ==========   ==========   ==========

RATIO OF EARNINGS TO FIXED CHARGES                            ***         1.84        2.51         1.13         2.28

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS
                                                              ***         1.76        2.19         1.07         2.05

* Significant affiliates are companies accounted for on the equity method that are 50% owned or whose indebtedness has been directly or indirectly guaranteed by Ashland or its consolidated subsidiaries.

** Computed as income before income taxes and minority interest divided by net income before minority interest, which adjusts dividends on preferred stock to a pretax basis.

*** Fixed charges exceeded earnings (as defined) by $174 million as a result of special charges and the current year impact of accounting changes.